                                                                      EXHIBIT 12

                      ASSOCIATES FIRST CAPITAL CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Millions)

                                                                                Year Ended December 31
                                          Nine Months Ended  --------------------------------------------------------------------
                                          September 30,1999       1998          1997         1996           1995         1994
                                          -----------------  ------------  ------------  ------------  ------------  ------------
Fixed Charges (a)
              Interest Expense            $        2,917.8   $   3,196.7   $   2,775.2   $   2,456.0   $   2,177.9   $   1,657.3
              Implicit interest in rent               26.5          22.9          20.3          17.1          13.8          11.7
                                          -----------------  ------------  ------------  ------------  ------------  ------------

                     Total fixed charges  $        2,944.3   $   3,219.6   $   2,795.5   $   2,473.1   $   2,191.7   $   1,669.0
                                          =================  ============  ============  ============  ============  ============

Earnings (b)                              $        1,730.5   $   1,940.5   $   1,640.0   $   1,404.6   $   1,198.1   $   1,017.4
Fixed charges                                      2,944.3       3,219.6       2,795.5       2,473.1       2,191.7       1,669.0
                                          -----------------  ------------  ------------  ------------  ------------  ------------

              Earnings, as defined        $        4,674.8   $   5,160.1   $   4,435.5   $   3,877.7   $   3,389.8   $   2,686.4
                                          =================  ============  ============  ============  ============  ============

Ratio of Earnings to Fixed Charges                     1.59          1.60          1.59          1.57          1.55          1.61
                                          =================  ============  ============  ============  ============  ============

(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

(b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.